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Exhibit 2.3

AMENDMENT TO STOCKHOLDER PROTECTION AGREEMENT

        THIS AMENDMENT (the "Amendment"), dated as of December 12, 2003, to the Stockholder Protection Agreement (the "Rights Agreement"), dated as of June 26, 1995, between i-STAT Corporation, a Delaware corporation (the "Company") and First Fidelity Bank, National Association (the "Rights Agent"), is being executed at the direction of the Company. Capitalized terms used without definition in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

        WHEREAS, the Company, Abbott Laboratories, an Illinois corporation ("Parent") and Senator Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Sub will commence a tender offer for all of the outstanding shares of common stock of the Company (the "Offer") and will subsequently merge with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Parent;

        WHEREAS, on December 11, 2003, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

        WHEREAS, Section 4.4 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1.
A new Section 4.18 is hereby added as follows:

  "4.18.    Permitted Transactions.    Reference is made to the Agreement and Plan of Merger by and among Abbott Laboratories, an Illinois corporation ("Parent"), Senator Acquisition Corporation a Delaware corporation and wholly owned subsidiary of Parent ("Sub") and the Company, dated as of December 12, 2003, as it may be amended from time to time (the "Merger Agreement"). All capitalized terms used in this Section 4.18 shall have the meanings given to them in the Merger Agreement unless otherwise defined herein. Notwithstanding any other provision of this Agreement to the contrary, neither Parent nor Sub nor any of their respective Affiliates shall be or become an Acquiring Person, and no Separation Time shall occur, and the Rights will not separate from the Common Stock, solely as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Offer, the Top-Up Option, the Merger or the other transactions contemplated in the Merger Agreement (including the execution and performance of the Tender Agreements), in each case, in accordance with the terms thereof, as such terms may be amended from time to time, and none of the Company, Parent, Sub, nor the Surviving Corporation, nor any of their respective Affiliates, shall have any obligations under this Agreement as of and following the announcement or commencement of the Offer, and/or the execution and delivery of the Merger Agreement or the Tender Agreements, and/or the consummation of the Offer or the Merger, and/or the Effective Time to any holder (or former holder) of Rights; provided, however, that if after the date of execution of the Merger Agreement, the Offer is not consummated in accordance with the terms of the Merger Agreement and the Merger Agreement is terminated in accordance with its terms, this Section 4.18 shall no longer be applicable with respect to the determination of whether Parent or Sub or any of their respective Affiliates is an "Acquiring Person.""

2.
Section 1.1(j) is hereby amended and restated to read in its entirety as follows:

  "(j)    "Expiration Time" shall be the earlier of (i) the close of business on June 26, 2005 or (ii) the time of Sub's acceptance of Offer Securities for payment pursuant to the Offer (all capitalized terms used but not defined in this Section 1.1(j) shall have the meanings given to them in the Merger Agreement (as such term is defined in Section 4.18 of this Agreement))."

3.
This Amendment shall become effective as of the day and year first written above. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

4.
By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 4.4 of the Rights Agreement. This Amendment shall be irrevocable and each of Parent and Sub shall be an express third party beneficiary hereof.

5.
This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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        The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

i-STAT CORPORATION, a Delaware corporation
By:	/s/ LORIN J. RANDALL
Name:	Lorin J. Randall
Title:	Senior Vice President

WACHOVIA BANK, N.A., successor-in-interest to First Fidelity Bank, N.A.
By:	/s/ PATRICK J. EDWARDS
Name:	Patrick J. Edwards
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT TO STOCKHOLDER PROTECTION AGREEMENT]

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AMENDMENT TO STOCKHOLDER PROTECTION AGREEMENT